Exhibit 5

                             LAW OFFICE
                                 OF
                          STEWART A. MERKIN
                           ATTORNEY AT LAW
                      RIVERGATE PLAZA, SUITE 300
                         444 BRICKELL AVENUE
                         MIAMI, FLORIDA 33131
                      e-mail: merkin@merkinlaw.com

Tel.: (305) 357-5556                              Fax:  (305) 358-2490



September 13, 2004

Med Gen, Inc.
7284 W. Palmetto Park Road, Suite 207
Boca Raton, Florida 33433

Dear Sir:

I have acted as special counsel to Med Gen, Inc., a Nevada corporation (the "Corporation"), in connection with the offering of 10,000,000 shares if its Common Stock to consultants and employees of the Corporation. The offering of the shares is to be made pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement".)

Please be advised that I am of the opinion that the Corporation's Common Stock has been duly authorized by the Corporation and, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued by the Corporation and fully paid and non-assessable.

I consent to the use of our name in the Registration Statement and the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stewart A. Merkin, Esq., P.A.

Stewart A. Merkin, Esq., P.A.